EXHIBIT 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2000 Stock Award Plan of Integrated Surgical Systems, Inc. for the registration of 500,000 shares of its common stock and to the incorporation by reference therein of our report dated March 10, 2000, with respect to the consolidated financial statements of Integrated Surgical Systems, Inc. included in its Annual Report (Form 10-KSB and Form 10-KSB/A (Amendment No. 1)), for the year ended December 31, 1999 filed with the Securities and Exchange Commission.

ERNST & YOUNG LLP

Sacramento, California
January 2, 2001